United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FUEL SYSTEMS SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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780 Third Avenue, Floor 25

New York, NY 10017

April 14, 2015

To our Stockholders:

You are cordially invited to attend the Fuel Systems Solutions, Inc. annual meeting of stockholders at 9:00 a.m. Eastern Time on May 27, 2015 at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036.

Please note we are utilizing the “Notice and Access” method of providing proxy materials to all record and beneficial owners of our common stock via the Internet. We believe this approach provides increased flexibility with respect to the manner in which stockholders receive the information while lowering our costs of delivery and reducing the environmental impact of printing paper copies. The Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the notice of annual meeting, proxy statement and the Annual Report to Stockholders on the Internet, is first being mailed to our stockholders on or about April 14, 2015. This notice will also contain instructions on how to receive a paper copy of your proxy materials. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials.

If you request and receive paper copies of the proxy materials, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials.

Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Mariano Costamagna Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2015 annual meeting of stockholders of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) will be held at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036, on May 27, 2015, beginning at 9:00 a.m. Eastern Time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	To elect three directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

(3)	To approve the adoption of amendments to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan;

(4)	To approve on an advisory basis the Company’s executive compensation program; and

(5)	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 1, 2015 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you plan to attend the meeting, please vote electronically via the Internet in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, or if you request and receive paper copies of the proxy materials, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials or vote by telephone. If your shares are held in the name of a bank, broker or other record-holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Kevin Buckley
Secretary

April 14, 2015

New York, New York

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on

May 27, 2015:

The proxy statement and Annual Report on Form 10-K are available at

https://materials.proxyvote.com/35952W

OFFICES OF DAY PITNEY LLP

7 TIMES SQUARE, 20TH FLOOR

NEW YORK, NEW YORK 10036

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2015

PROXY STATEMENT

The Board of Directors of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on May 27, 2015, beginning at 9:00 a.m. Eastern Time at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036, and at any postponements or adjournments thereof. The fiscal year ended December 31, 2014 is referred to as “fiscal 2014” in this proxy statement.

Please note we are utilizing the “Notice and Access” method of providing proxy materials to all record and beneficial owners of our common stock via the Internet. We believe this approach provides our stockholders a convenient way to receive the proxy materials while lowering our costs of delivery and conserving natural resources. On or about April 14, 2015, a Notice of Internet Availability of Proxy Materials will be mailed to our stockholders containing instructions on how to access and review proxy materials, including this proxy statement and our Annual Report to Stockholders on the Internet and how to vote your proxy on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials, including a proxy card. Stockholders may request to receive the proxy materials in printed form by mail on an ongoing basis for future stockholder meetings.

If you request and receive paper copies of the proxy materials, please complete, sign, date and return the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the proxy materials.

ABOUT THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

Our Board of Directors is soliciting proxies for the 2015 annual meeting of stockholders.

If you were a record or beneficial owner of shares of our common stock on April 1, 2015, you will receive a Notice of Internet Availability of Proxy Materials. We furnish proxy materials, including this proxy statement and our 2014 Annual Report to Stockholders, to owners of our common stock by providing access to such documents on the Internet instead of mailing printed copies. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the proxy materials on the Internet. It also contains instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the annual meeting, but you cannot vote by marking and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2014 and other information that the Securities and Exchange Commission (“SEC”) requires us to provide annually to our stockholders so that you can make an informed decision.

How may I obtain Fuel Systems’ Form 10-K and other financial information?

Stockholders can access the 2014 Annual Report on Form 10-K, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.fuelsystemssolutions.com.

Stockholders may request a free copy of our 2014 Annual Report on Form 10-K from:

Fuel Systems Solutions, Inc.

Attn: Secretary

780 Third Avenue, 25th Floor

New York, NY 10017

(646) 502-7170

We will also furnish any exhibit to the 2014 Annual Report on Form 10-K if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 1, 2015, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Fuel Systems’ common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 18,728,430 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Fuel Systems’ guests may also attend the meeting. Registration will begin at 8:30 a.m. Eastern Time. If you attend, please note that you will be asked to present valid picture identification to enter the meeting and either your Notice of Internet Availability or, if you receive paper copies of your proxy materials, your proxy card. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of one-third of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 18,728,430 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 6,242,810 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for the purpose of establishing a quorum.

How do I vote?

Stockholders may vote by attending the annual meeting and voting in person. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

You may also vote your shares without attending the annual meeting. Stockholders may vote by using one of these alternative methods:

(1)	Via the Internet at www.proxyvote.com;

(2)	By telephone at 1-800-690-6903 and follow the instructions for telephone voting; or

(3)	If you request a paper copy of the proxy materials, by completing and mailing a proxy card to Voting Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you request and receive printed proxy materials, you may submit your vote by completing, signing, dating and returning the proxy card or voting instruction card in the postage-paid envelope enclosed with the paper copies of the materials. Sign your name exactly as it appears on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed. Proxy cards submitted by mail must be received by Broadridge no later than May 26, 2015 to be voted at the annual meeting.

If you hold your shares in “street name” and you plan to vote in person at the annual meeting, you must obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you submit your proxy but you do not indicate your voting preferences, then the individuals named on the proxy will vote your shares in accordance with the recommendations of the Board. The Board and management do not currently intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders submitting their proxy confer upon the individuals named in the proxy discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I submit by proxy?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy and who is bearing the associated costs?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing or providing access to these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by e-mail, telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and obtaining proxies.

What are the Board’s recommendations?

Unless you give other instructions when submitting your proxy, the persons named as proxy holders will vote in accordance with the recommendations of the Board. The Board recommends a vote FOR the election of each of the directors nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015, FOR the approval of the adoption of the amendments to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan, and FOR the approval, on an advisory basis, of 2014 executive compensation.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate and in accordance with their best judgment.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

What vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015?

Ratification of the appointment of the independent registered public accounting firm for fiscal 2015 requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against ratification. Broker non-votes will have no effect on the outcome of this proposal.

What vote is required to approve the adoption of the amendments to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan?

Approval of the amendments to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against approving the amendments. Broker non-votes will have no effect on the outcome of this proposal.

What vote is required to approve, on an advisory basis, the 2014 executive compensation?

Approval, on an advisory basis, of our 2014 executive compensation will be determined by the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. This vote is advisory and therefore not binding on the Company. In reviewing the results of the advisory vote on executive compensation, the Board expects to review and consider votes cast “FOR” or “AGAINST” the proposal. Due to the unique nature of this advisory vote, the Board does not expect to consider abstentions as votes cast either in favor of or against the proposal in determining the outcome of this advisory vote. Broker non-votes will have no effect on the outcome of this proposal.

How are broker non-votes counted?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee will not be permitted to vote your shares on the following matters unless they receive voting instructions from you: election of directors, adoption of the amendments to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan, and advisory vote on executive compensation. For the ratification of the appointment of our auditor for 2015, the broker, bank or other nominee will be permitted to vote your shares even if the broker, bank or other nominee does not receive voting instructions from you.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Shares that constitute abstentions are considered present and entitled to vote and thus generally have the same effect as votes against the matter.

The Company has provided the Notice of Internet Availability of Proxy Materials to the broker, bank or other nominee holding your shares of record and they have the responsibility to send it to you.

If you hold shares registered in the name of a broker or other nominee you may generally only vote pursuant to the instructions given to you by your broker or other nominee, and, generally the nominee may only vote your shares as you direct, pursuant to the voting instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote only on matters for which it has discretionary voting authority.

Can the annual meeting be adjourned?

Any adjournment of the annual meeting may be made without notice, by approval of the holders of a majority of the shares of Fuel Systems’ common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of such adjournment.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named in the proxy will vote your shares for that other person.

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials?

You may receive more than one Notice of Internet Availability of Proxy Materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability of Proxy Materials for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote your shares applicable to each Notice of Internet Availability of Proxy Materials that you receive.

Where can I find the voting results of the annual meeting?

The Company will announce the voting results at the annual meeting and publish the results in a current report on Form 8-K to be filed within four business days of the annual meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDERS VOTE

ITEM 1—ELECTION OF DIRECTORS

Fuel Systems’ Board of Directors oversees the business and other affairs of Fuel Systems and monitors the performance of management. In accordance with corporate governance principles, non-employee members of the Board do not involve themselves in the day-to-day operations of Fuel Systems. Board members keep themselves informed through discussions with the Chief Executive Officer, other key executives and the Company’s principal external advisors (such as legal counsel, independent public accountants and other consultants), by reading reports and other materials that are sent to them and by participating in Board meetings.

Board members are divided into three classes. The term of service for each class expires in a different year, with each director serving a term of three years and thereafter until a successor is duly elected and qualified. The Board increased its size from seven to eight directors, effective October 29, 2014. As of April 1, 2015, eight individuals were serving on the Board. Nonetheless, the proxy you give to the Company for the 2015 annual meeting cannot be voted for more than three directors.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Mr. Mariano Costamagna, Mr. Troy A. Clarke, and Mr. Anthony Harris, each a current director of Fuel Systems, as directors to be elected at the 2015 annual meeting. Certain information regarding these nominees and each of the continuing directors is set forth below. If you elect them, Messrs. Costamagna, Clarke, and Harris will hold office until the annual meeting in 2018, or until their respective successors have been duly elected and qualified. Each nominee has indicated that he will serve if elected and the Company knows of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time.

The Board of Directors recommends a vote “FOR” the election of Messrs. Costamagna, Clarke, and Harris.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of, and has been fixed by the Board at, eight members upon the appointment of Mr. Steven R. Becker to the Board in October 2014. The term of office for each director is three years and thereafter until his successor is duly elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

The following table sets forth information concerning the nominees and each of the continuing directors as of April 1, 2015. Some background information on our officers and directors, and a brief explanation of the specific experience, attributes or skills that we considered at the time of their most recent nomination, follow.

Name	Age	Position
Mariano Costamagna	64	Chief Executive Officer and Director

James W. Nall	66	Director, Chairman of the Board, member of our Nominating and Corporate Governance Committee and Audit Committee

Marco Di Toro	53	Director, member of our Nominating and Corporate Governance Committee

Joseph E. Pompeo	76	Director, member of our Audit Committee and Nominating and Corporate Governance Committee

Troy A. Clarke	59	Director, member of our Compensation Committee and Nominating and Corporate Governance Committee

Anthony Harris	61	Director, member of our Audit Committee and Compensation Committee

Colin S. Johnston	60	Director, member of our Audit Committee and Compensation Committee

Steven R. Becker	48	Director, member of our Nominating and Corporate Governance Committee

Mariano Costamagna, 64, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Chairman of the Board of M.T.M. S.r.L., an Italian limited liability company founded by Mr. Costamagna and his family in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark, and Mr. Costamagna has served as MTM’s principal executive officer since it was incorporated. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and later became the Company’s Chief Executive Officer in connection with the acquisition of the remaining 50% of BRC. Mr. Costamagna is the brother of Pier Antonio Costamagna, who was formerly an executive officer of the Company and the General Manager of MTM and retired effective February 5, 2014. Mr. Costamagna’s term as a director expires at this year’s annual meeting and he has been nominated for re-election. Mr. Costamagna’s over 30 years of experience in the alternative fuels industry and entrepreneurial skills were important factors contributing to his nomination as a director.

James W. Nall, 66, has served as a director of Fuel Systems since May 2008. Effective October 29, 2014, Mr. Nall was appointed Chairman of the Board. He also currently serves as Chairman of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. Mr. Nall is a Certified Public Accountant with significant experience in the accounting and finance industry. Mr. Nall serves as a tax commissioner for the State of New Jersey, a position he has held since July 2005. Prior to Mr. Nall’s appointment as a tax commissioner by the governor of New Jersey, he was executive vice president and chief financial officer of New Jersey-based Hudson United Bancorp, a multi-billion dollar financial institution listed on the New York Stock Exchange, from September 2003 until its sale to TD Banknorth Inc. in January 2006. Mr. Nall also served as a member of the board of directors and as chairman of the audit committee of Interaudi Bank, a $1 billion private bank based in New York, from April 2003 to April 2004. Mr. Nall’s experience also includes serving for more than eighteen years as a partner with Arthur Andersen LLP. Mr. Nall earned a Masters of Business Administration in professional accounting from Rutgers University. Mr. Nall’s term expires at our annual meeting in 2016. Mr. Nall’s public accounting skills and experience as a finance executive for public and private companies were important factors contributing to his nomination as a director.

Marco Di Toro, 53, has served as a director of Fuel Systems since April 1, 2005 and currently serves on our Nominating and Corporate Governance Committee. He has been a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro’s term expires at our annual meeting in 2016. Mr. Di Toro’s knowledge of Italian and international business law were important factors contributing to his nomination as a director.

Joseph E. Pompeo, 76, has served as a director of Fuel Systems since December 2010 and currently serves as Chairman of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Pompeo is a Certified Public Accountant (Ret.) with significant experience in the accounting industry, including over 30 years of auditing experience at Arthur Andersen, LLP where he held the position of partner for 26 years. At Arthur Andersen, as Director of the International Business Practice of the New York metropolitan area, he assisted several non-US corporations with initial public offerings and listing on US stock exchanges. He also served in numerous technical and management roles, including partner in charge of the Accounting and Auditing Divisions in San Juan, Puerto Rico and managing partner of the New Jersey office. He has also served on various educational and philanthropic boards and on the Board of Directors of Aeroflex, Inc., a public company, where he served on the Audit, Compensation, and Nominating and Governance Committees. Mr. Pompeo’s term expires at our annual meeting in 2017. Mr. Pompeo’s extensive accounting and auditing experience and management skills were important factors contributing to his nomination as a director.

Troy A. Clarke, 59, has served as director of Fuel Systems since December 2011 and currently serves as Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Clarke has 40 years of automotive industry experience and currently serves as President and Chief Executive Officer and as a director of Navistar International Corporation, a New York Stock Exchange-listed company. Prior to joining Navistar in 2010, Mr. Clarke held a variety of leadership positions at General Motors Company (GM) where he began his career in 1973, including: Group VP—President GM North America from 2006 to 2009; Group VP—President GM Asian Pacific from 2004 to 2006; Group VP—Manufacturing and Labor Relations from 2001 to 2004; Corporate VP—President GM Mexico from 1998 to 2001. Mr. Clarke holds a bachelor’s degree in mechanical engineering from the General Motors Institute and a master’s degree in business administration from the University of Michigan. Mr. Clarke’s term expires at this year’s annual meeting and he has been nominated for re-election. Mr. Clarke’s wide range of experience in international automotive Original Equipment Manufacturer (“OEM”) and marketing were important factors contributing to his nomination as a director.

Anthony Harris, 61, has served as director of Fuel Systems since December 2013 and currently serves on our Audit Committee and our Compensation Committee. Since 2006, Mr. Harris has served as president and CEO of Campbell/Harris Security Equipment Company (CSECO), a manufacturer of contraband, explosives, and “dirty bomb” detection equipment. Prior to its acquisition of CSECO, he had served as vice president of marketing for Calpine Corporation since 2001, where he was responsible for brand management, marketing strategy development and execution, new product development, advertising and sales training. From 1997 to 1999, Mr. Harris was with PG&E Energy Services, where he served as vice president of National Account Services and Western Region sales. From 1992 to 1997 he was with Pacific Gas and Electric Company (PG&E) where he served as Director of Alternative Fuel Vehicles, Division Manager, Vice President of Marketing and Sales, and president of Standard Pacific Gas Line, Inc., respectively. Mr. Harris worked at Ford Motor Company as a Production Supervisor from 1979 to 1981, at Ford Aerospace and Communications Corporation as a Program Manager from 1981 to 1986, at Anaheim Lincoln Mercury as a General Manager from 1986 to 1987 and at Sonoma Ford Lincoln/Mercury as President & CEO from 1987 to 1992. Mr. Harris holds a BS in mechanical engineering from Purdue University and an MBA from the Harvard Graduate School of Business. He was named a Purdue Outstanding Mechanical Engineer in 1999, a Distinguished Engineering Alumnus in 2008 and awarded an honorary Doctor of Engineering degree from Purdue in 2013. Mr. Harris is a founder of the National Society of Black Engineers and currently serves as Chair of its National Advisory Board. Mr. Harris’ term expires at this year’s annual meeting and he has been nominated for re-election. Mr. Harris’ experience in the automotive, energy, and alternative fuels fields, as well as his success as a senior executive in operations, marketing and business acquisition at both corporate and entrepreneurial companies, were important factors contributing to his nomination as a director.

Colin S. Johnston, 60, has served as director of Fuel Systems since May 2014 and currently serves on our Audit Committee and our Compensation Committee. Mr. Johnston is a UK Chartered Accountant and registered statutory auditor in Italy. He worked for over 35 years in the international accounting profession, including 22 years as an audit partner in Arthur Andersen, then Deloitte & Touche in Italy through 2012. Since 2013, he also serves as a chairman of the statutory audit committee of a privately owned automotive component group headquartered in Italy. Mr. Johnston has extensive experience in auditing, accounting, financial reporting, internal control and governance for multinational corporations, primarily in the manufacturing sector (in the automotive, aerospace, consumer products and textile industries). While in professional practice, he worked as lead client service partner for major public and private Italian groups, including foreign registrants with the SEC, as well as for Italian subsidiaries of US groups. Mr. Johnston’s term expires at our annual meeting in 2017. Mr. Johnston’s extensive accounting and auditing experience and knowledge of the automotive industry were important factors contributing to his nomination as a director.

Steven R. Becker, 48, has served as director of Fuel Systems since October 2014 and currently serves as a member of our Nominating and Corporate Governance Committee. Mr. Becker currently serves as Chairman of the Board of Tuesday Morning Corporation, a national retailer, EMCORE Corporation, a leading provider of compound semiconductor-based components and subsystems for the fiber optics and solar power markets, and Special Diversified Opportunities. Mr. Becker previously served on the board of directors of Plato Learning, Inc., a provider of education services and training, Ruby Tuesday, Inc., the operator of a chain of casual dining restaurants, Hot Topic, Inc., a national retailer and Pixelworks, a semiconductor provider. Before starting Becker Drapkin in December 2009, Mr. Becker was founding partner in Greenway Capital, a fund focused on small cap, U.S. companies. He started Greenway in 2005, after eight years at Special Situations Fund, where he was a partner and managed the Special Situations Private Equity Fund. He started his career in New York at Manley Fuller Asset Management. Mr. Becker holds a B.A. from Middlebury College and a J.D. from the University of Florida. Mr. Becker’s term expires at our annual meeting in 2016. Mr. Becker’s extensive experience in strategic planning, corporate governance and various financial matters as well as his service as a director of both public and private companies, were important factors contributing to his nomination as a director.

Board Arrangements

The Company entered into an agreement, dated October 29, 2014 (the “Agreement”), with Steven R. Becker, Matthew A. Drapkin, Becker Drapkin Management, L.P., and certain of their affiliates. Pursuant to the terms of the Agreement, (i) the Board was expanded from seven to eight total directors, (ii) Mr. Becker was appointed to the Board as a director in the class of directors whose terms shall expire at the Company’s Annual Meeting of Stockholders to be held in 2016, (iii) Mr. Becker was appointed to the Nominating and Corporate Governance Committee, (iv) Mr. Nall was appointed to the office of Chairman of the Board, and (v) Mr. Becker was appointed to a strategy committee. In addition, the Agreement provided that Mr. Becker would be nominated and recommended for election to the Board as a director at the 2016 Annual Meeting, subject to certain terms of the Agreement. For more information, please see the full text of the Agreement, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 29, 2014.

Independent Directors

The Board of Directors has determined that Messrs. Nall, Di Toro, Pompeo, Clarke, Harris, Johnston and Becker are independent under NASDAQ rules. In making its determination of independence regarding Mr. Di Toro, the Board considered the work performed for the Company by the law firm of Grosso, de Rienzo, Riscossa, Di Toro, e Associati, where Mr. Di Toro is a partner. For the year ended December 31, 2014, the Company incurred approximately $161,000 for fees and related expenses from Mr. Di Toro’s law firm.

Number of Meetings of the Board of Directors

The Board held 17 meetings during 2014. Directors are expected to attend Board meetings and meetings of committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board (Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee) held an aggregate of 26 meetings during the year. Each director attended at least 75% of the meetings of the Board and the Committees of the Board on which the director served.

We currently have a policy that requires all of our directors to attend our annual stockholder meeting unless an emergency prevents them from doing so. All of our directors who were serving on the Board at the time attended our 2014 annual meeting.

The Company requires our outside, independent directors to meet in executive sessions on a periodic basis without management present. The Company’s Chairman presides at the executive sessions of outside, independent directors.

Committees

Audit Committee. Current members of the Audit Committee are Mr. Pompeo (Chair), Mr. Nall, Mr. Harris, and Mr. Johnston. Mr. Bryan served on the Audit Committee until he retired as a director in May 2014. The Board of Directors has determined that Mr. Pompeo, Mr. Nall and Mr. Johnston are Audit Committee Financial Experts within the current SEC rules. The Audit Committee reviews with the Company’s independent registered public accounting firm the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met 13 times during 2014. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Audit Committee are independent under NASDAQ rules and meet the requirements under SEC rules.

Compensation Committee. Current members of the Compensation Committee are Mr. Clarke (Chair), Mr. Harris, and Mr. Johnston. Mr. Nall served on the Compensation Committee until the 2014 annual meeting of stockholders, when he was replaced by Mr. Johnston. The function of the Compensation Committee is to consider and approve executive compensation policies and compensation to be paid to the Company’s executive officers, as well as to consider and submit to the Board of Directors reports recommending non-employee director compensation. All of the members of the Compensation Committee are independent under NASDAQ rules. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Compensation Committee met 5 times during 2014.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Nall (Chair), Mr. Di Toro, Mr. Pompeo, Mr. Clarke, and Mr. Becker. Mr. Bryan served on the Nominating and Corporate Governance Committee until he retired as a director in May 2014. Mr. Nall was appointed Chairman of the Nominating and Corporate Governance Committee on May 28, 2014. Mr. Becker was appointed to the Nominating and Corporate Governance Committee in October 2014. The Nominating and Corporate Governance Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Nominating and Corporate Governance Committee are independent under NASDAQ rules. The Nominating and Corporate Governance Committee met 8 times during 2014.

Board Leadership Structure and Oversight of Risk

Our Board of Directors is responsible for providing oversight of the affairs of the Company. Our Board of Directors has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Board leadership structure currently consists of shared responsibility between a Chairman of the Board and a Chief Executive Officer. Our Corporate Governance Principles provide that in the event there is a Chairman of the Board, the positions of Chairman and Chief Executive Officer are to be held by separate individuals. Since January 1, 2005, Mariano Costamagna has served as the Chief Executive Officer of the Company. If the positions of Chairman of the Board and CEO are not held by separate individuals, the Corporate Governance Principles require that there be a Lead Director. In October 2014, the Board appointed Mr. Nall (formerly Lead Director) as Chairman of the Board. Mr. Nall serves as the Chairman of the Board and, in accordance with the Corporate Governance Principles, meets the independence requirements of NASDAQ. The Chairman of the Board, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as liaison to other independent members of the Board, and presides at Board meetings.

We believe that the current Board leadership structure is an appropriate structure for the Company and its stockholders at this time. The sharing of responsibilities between the Chief Executive Officer and the Chairman of the Board allows, on the one hand, the Chief Executive Officer to focus his energy on strategy and management of the Company and its operating subsidiaries, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company.

As explained above, our Board of Directors has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Audit Committee is responsible for overseeing certain accounting related aspects of the Company’s risk management processes while our full Board of Directors focuses on overall risk management. The Audit Committee and the full Board of Directors focus on what they believe to be the most significant risks facing the Company and the Company’s general risk management strategy, and also attempt to ensure, together with the Chief Executive Officer, that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities at the present time is an appropriate approach for addressing the risks facing our Company and that our Board leadership structure supports this approach. We can offer no assurance that this structure, or any other structure, will be effective in all circumstances.

Stockholder Communication with the Board

Stockholders may communicate concerns to any director, Board committee member or the entire Board by writing to the following address: Fuel Systems Solutions, Inc., 780 Third Avenue 25th Floor New York, NY 10017, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the relevant director, committee member or the full Board as indicated in the correspondence.

Procedure for Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. There have been no changes to this process. The Board of Directors believes it is appropriate not to establish a formal policy. In selecting director nominees the Nominating and Corporate Governance Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. Although the Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for director. The Nominating and Corporate Governance Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other Board service. The Nominating and Corporate Governance Committee has adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Nominating and Corporate Governance Committee adopted in March 2010 minimum stockholding requirements for directors: directors must hold 2,000 shares of Fuel Systems’ common stock within two years of adoption of the requirement or, with respect to newly elected directors, within two years of election to the Board.

Code of Business Conduct and Ethics

Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. You can find a copy of our Code of Conduct on our website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. We will post any amendments to or waivers from the Code of Conduct on our website as may be required under applicable SEC and NASDAQ rules.

Director Compensation

From January 1, 2014 through the present, the payment structure was as follows for our independent directors:

•	$10,000 cash to each independent Board member;

•	$50,000 annual restricted stock grant to each independent Board member, granted at the annual meeting and vesting approximately one year thereafter (subject to continued service as a director, other than due to death or disability);

•	$20,000 cash to the Lead Director / Chairman of the Board as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$2,500 cash to Audit Committee members as an annual fee;

•	$7,000 cash to each non-employee director per Board meeting attended in person if the Board meeting is held in the director’s home country or $9,000 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country. The $7,000 and $9,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts;

•	$1,250 cash for each Board meeting attended telephonically;

•	$1,000 cash for all committee meetings attended in person by a non-employee Board member (if there is more than one meeting per day or per visit, the $1,000 covers all meetings). Committee meetings held during in person Board meetings are not subject to payment;

•	$1,000 cash per day for non-employee Directors when working or traveling on a specific assignment required by the Board, that is not part of a Board meeting;

•	$500 cash for all committee meetings attended telephonically per day by a non-employee Board member; and

•	$0 for informational or update calls.

In addition, the Board may award additional compensation for special services by the directors.

At this time, the Board has determined that all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

Participation in the Deferred Compensation Plan

In addition, until termination in the second quarter of 2014, non-employee directors were eligible to participate in our deferred compensation plan pursuant to which they could elect to defer a portion of their fees, which were invested in various investment options, which could include units that tracked our Company’s common stock. Until the middle of 2009, the Company matched 50% of the participant’s contribution which was invested in our common stock fund subject to vesting provisions. The Company had previously discontinued the matching of participant’s contributions prior to termination of the plan.

Upon termination of the plan, Mr. Di Toro and Mr. Nall were fully vested in the units purchased through the deferred compensation plan with Company matching funds. Plan assets will be distributed to the participants in May 2015.

2014 Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors pursuant to our director compensation policy for the year ended December 31, 2014:

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
James W. Nall	104,745	50,008	154,753
Marco Di Toro	87,995	50,008	138,003
Joseph E. Pompeo	87,329	50,008	137,337
Troy A. Clarke	68,495	50,008	118,503
Anthony Harris	71,495	50,008	121,503
Colin S. Johnston	60,287	50,008	110,295
Norman L. Bryan	38,625	—	38,625
Steven R. Becker	14,000	—	14,000

(1)	Each non-employee director received an annual restricted stock grant with a grant date fair value of $50,008 on the day of our 2014 annual stockholder meeting. All directors, excluding Mr. Becker (who was appointed as a director in October 2014) and Mr. Bryan (who retired as a director in May 2014), received this restricted stock grant on May 28, 2014 and all of the grants will vest in full on May 20, 2015.
(2)	As of December 31, 2014, shares of unvested restricted stock held by our directors were as follows: Mr. Nall 4,700, Mr. Di Toro 4,700, Mr. Pompeo 4,700, Mr. Clarke 4,700, Mr. Harris 5,661, and Mr. Johnston 4,700. See Note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the calculation of the fair value of the restricted stock awards granted in 2014.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

The Audit Committee has:

•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2014 with management and with the independent registered public accountants;

•	discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning auditor independence, and has discussed the independence of the independent registered public accountants with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent registered public accountants on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

April 14, 2015	The Audit Committee

Joseph E. Pompeo, Chair
James W. Nall
Anthony Harris
Colin S. Johnston

The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

EXECUTIVE OFFICERS

The following table sets forth information as of April 1, 2015 concerning our executive officers. Some background information on our executive officers follows:

Name	Age	Position
Mariano Costamagna	64	Chief Executive Officer and Director

Pietro Bersani	47	Chief Financial Officer

Michael Helfand	55	Senior Vice President Finance and Chief Accounting Officer

Marco Seimandi	49	Executive Director of Automotive Sales and Marketing

Mariano Costamagna, 64, has served as a director of Fuel Systems since June 2003 and as Chief Executive Officer since January 1, 2005. His background is set forth above, in the table under the “Board Composition” section.

Pietro Bersani, 47, became Chief Financial Officer effective April 4, 2011. Mr. Bersani had rendered professional services as a consultant to MTM S.r.l. from January 2011 to March 2011. Previously, Mr. Bersani had served as an audit senior manager at Deloitte & Touche S.p.A., formerly Arthur Andersen S.p.A in Italy. Mr. Bersani is a Certified Public Accountant and member of the American Institute of Certified Public Accountants with significant experience in the accounting industry having rendered professional services ranging over audits of consolidated financial statements and reporting packages, comfort letters and Initial Public Offering (IPO) prospectuses, M&A due diligences, assessments of internal control systems, identification processes of key performance indicators, risk factors and risk controls, agreed-upon procedures, other regulatory and other attest services. Mr. Bersani is also a Certified Public Auditor and a Chartered Certified Accountant in Italy where he developed a significant knowledge of IAS/IFRS and developed a significant industry expertise in automotive components, transportation-airlines and train, technology media telecommunications, pharmaceutical/chemical, advertising, retail and pay-TV. From May 2007 to July 2009, Mr. Bersani also served in the responsible position of audit senior manager at Deloitte Touche Tohmatsu Services Inc., based in New York, to help improve the quality standards of the audit practice, develop the network audit methodology and audit approach, and to help implement a network risk management system for client acceptance and engagement risk assessment. Mr. Bersani earned a BA and MA in Business Economics from L. Bocconi University, Italy.

Michael Helfand, 55, became our Senior Vice President Finance and Chief Accounting Officer in May 2009. Prior to joining Fuel Systems, and beginning in 2003, Mr. Helfand was a finance and accounting consultant serving clients in matters related to SEC registration material preparation; Sarbanes-Oxley engagements; and financial review and systems development. From 2007 to 2008, he has served as the Interim Chief Financial Officer of Rothschild North America, Inc., a global investment bank. From 2006 to 2007, Mr. Helfand was the Executive Vice President of Finance and Interim CEO at WRC Media, Inc., a publishing company. Prior to consulting, he was Executive Vice President and CFO of Vestcom International, a NASDAQ company, from 1999 to 2003 and of World Color Press, a New York Stock Exchange company, in 1998. In addition, Mr. Helfand held various roles of increasing responsibility including Vice President and Assistant Controller at ABC, Inc., a division of the Walt Disney Company.

Marco Seimandi, 49, became Executive Director of Automotive Sales and Marketing effective August 1, 2012. Previously, Mr. Seimandi had been serving as Marketing Director of MTM. He joined MTM in 1996 as Commercial Manager after his previous experience as Regional Commercial Manager of the French automotive component group Valeo. Mr. Seimandi has a PhD in aircraft engineering at Turin Polytechnic in Italy and a specialization in business administration from CEDEP/INSEAD Institute at Fontainebleau in France.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our common stock as of January 31, 2015, except as otherwise noted, as to:

•	Each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

•	Our Named Executive Officers;

•	Each of our directors and director nominees; and

•	All our directors and executive officers as a group.

Except as otherwise indicated, all of the shares indicated in the table are shares of Fuel Systems’ common stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or its name. For the purposes of calculating percentage ownership as of January 31, 2015, 20,114,427 shares were issued and 19,411,292 shares were outstanding, and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days following January 31, 2015, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Fuel Systems Solutions, Inc., 780 Third Avenue, 25th Floor, New York, NY 10017.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders:
Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust	2,671,684	(1)	13.8%
Becker Drapkin Management, L.P.	1,894,565	(2)	9.8%
Royce & Associates, LLC	1,167,700	(3)	6.0%
Signia Capital Management, LLC	1,140,445	(4)	5.9%
Directors, Director Nominees and Executive Officers:
Mariano Costamagna	3,218,774	(5)	16.6%
Pietro Bersani	5,588	(6)	*
Marco Di Toro	6,385	(7)	*
Michael Helfand	3,718	(8)	*
James W. Nall	7,932	(9)	*
Joseph E. Pompeo	5,720	(10)	*
Marco Seimandi	5,090	(11)	*
Anthony Harris	480	(12)	*
Troy A. Clarke	5,098	(13)	*
Colin S. Johnston	0	(14)	*
Steven R. Becker	1,894,565	(2)	9.8%
Pier Antonio Costamagna	3,218,774	(5)	16.6%
Roberto Olivo	0	(15)	*
All current executive officers and directors as a group (11 persons)	5,153,350	(16)	26.5%

*	Indicates ownership of less than 1% of the Company’s common stock.
(1)	Based on Amendment 4 to a Schedule 13G Information Statement filed on February 13, 2014 by Kevin Douglas, Michelle Douglas, James E. Douglas, III, K&M Douglas Trust, Douglas Family Trust, and James Douglas and Jean Douglas Irrevocable Descendants’ Trust. The Schedule 13G discloses that Kevin Douglas and his wife, Michelle Douglas, hold 1,056,671 shares jointly and as co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, which holds 901,758 shares. The Schedule 13G also discloses that Kevin Douglas shares dispositive power with respect to 264,167 shares held by James E. Douglas, III and 449,088 shares held by the Douglas Family Trust, in addition to the shares previously listed. The principal business office of the Filers is located at 125 E. Sir Francis Drake Blvd., Suite 400, Larkspur, CA 94939.

(2)	Based on Amendment No. 3 to a Schedule 13D Beneficial Ownership Report filed on October 29, 2014 by Becker Drapkin Management, L.P., Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners, L.P., BC Advisors, LLC, Steven R. Becker, and Matthew A. Drapkin. The report discloses that BC advisors, LLC, Steven R. Becker, and Matthew A. Drapkin have shared voting power and shared dispositive power on 1,894,565 shares. The report also discloses that: (i) Becker Drapkin Partners (QP), L.P. has sole voting power and sole dispositive power on 1,369,436 shares; (ii) Becker Drapkin Partners L.P. has sole voting power and sole dispositive power on 156,483 shares; and (iii) that Becker Drapkin Management, L.P. has sole voting power and sole dispositive power on 368,646 shares, and shared voting power and shared dispositive power on 1,525,919 shares. The principal business office of the Filers is located at 500 Crescent Court, Suite 230, Dallas, TX 75201.
(3)	Based on a Schedule 13G Information Statement filed on January 9, 2015 by Royce & Associates, LLC. The schedule discloses that Royce & Associates, LLC holds 1,167,700 shares. The principal business office of the Filer is located at 745 Fifth Avenue, New York, NY 10151.
(4)	Based on a Schedule 13G Information Statement filed on February 12, 2015 by Signia Capital Management, LLC. The schedule discloses that Signia Capital Management, LLC holds 1,140,445 shares. The principal business office of the Filer is located at 108 N Washington Street, Suite 305, Spokane, WA 99201.
(5)	Total shares beneficially owned by Mr. Mariano Costamagna include 1,584,589 shares held by Mariano Costamagna’s brother, Pier Antonio Costamagna, and his wife, to which he disclaims beneficial ownership. Total shares beneficially owned by Mr. Pier Antonio Costamagna include 1,634,185 shares held by Mr. Mariano Costamagna, and his wife, to which he disclaims beneficial ownership. Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM S.r.L. effective February 5, 2014.
(6)	Includes 5,588 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2015. Does not include 12,792 shares of unvested options held by Mr. Bersani.
(7)	Does not include 4,700 shares of unvested restricted stock held by Mr. Di Toro, as well as 1,547 shares invested in the Company’s deferred compensation plan in Mr. Di Toro’s name.
(8)	Includes 3,718 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2015. Does not include 8,462 shares of unvested options held by Mr. Helfand.
(9)	Does not include 4,700 shares of unvested restricted stock held by Mr. Nall, as well as 933 shares invested in the Company’s deferred compensation plan in Mr. Nall’s name.
(10)	Does not include 4,700 shares of unvested restricted stock held by Mr. Pompeo.
(11)	Includes 3,750 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2015. Does not include 8,750 shares of unvested options held by Mr. Seimandi.
(12)	Does not include 5,661 shares of unvested restricted stock held by Mr. Harris.
(13)	Does not include 4,700 shares of unvested restricted stock held by Mr. Clarke.
(14)	Does not include 4,700 shares of unvested restricted stock held by Mr. Johnston.
(15)	Mr. Olivo resigned effective December 31, 2014. As of December 31, 2014, Mr. Olivo held 4,000 shares underlying unexercised phantom stock options, which were subsequently forfeited 30 days after his resignation.
(16)	Includes an aggregate of 13,056 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Fuel Systems’ common stock. Executive officers, directors and owners of greater than 10% of our stock are required by SEC regulations to furnish copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the year ended December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss certain aspects of our compensation policies as they apply to our Chief Executive Officer, our Chief Financial Officer, and our other named executive officers, identified in the Summary Compensation Table below. We refer to these six individuals throughout as the “Named Executive Officers.” Our discussion and the following tabular disclosure focus on compensation and policies relating to the year ended December 31, 2014.

Operation of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors to approve and evaluate all of the Company’s compensation programs, policies and plans, as they affect the executive officers. During 2014, the Compensation Committee consisted of three outside, non-employee directors who were considered to be independent under the Nasdaq Rules. The Compensation Committee held five meetings in 2014, most of which included “executive sessions” where members of management were not present. Prior to May 28, 2014, the members of the Compensation Committee were Messrs. Clarke, Nall, and Harris, with Mr. Clarke being the Chairman. Following Mr. Nall’s appointment as Lead Director, effective May 28, 2014, he was replaced on the Compensation Committee by Mr. Johnston. The current members of the Compensation Committee are Messrs. Clarke, Harris, and Johnston, with Mr. Clarke serving as the Chairman.

The Compensation Committee is directly responsible for the evaluation of the performance of the Chief Executive Officer, or CEO, and the associated adjustments to the elements of his compensation package, as discussed in more detail below.

With respect to the executive officers, the Compensation Committee receives compensation recommendations from the CEO and approves or modifies them in the exercise of its judgment. Ultimately, the Compensation Committee has full discretion to make compensation decisions for our executive officers.

Compensation Philosophy

Our compensation policies are designed to reward management based on our financial results and therefore take into account our operating results and expectations for continued growth. Overall, we seek to provide compensation packages that allow us to retain key executives, while being tailored to the unique characteristics of our Company.

We wish to reinforce the importance of the Company’s profitability in our compensation structure. To that end, we established our Incentive Bonus Plan, which enables our executives to share in the Company’s financial success. Under our Incentive Bonus Plan, a bonus pool may be established using Company performance criteria including operating measures of profits and revenue. In addition, we value the concept of rewarding all employees, and not just our executives, for the Company’s successes. Implementing these priorities, our Incentive Bonus Plan includes bonuses to be awarded to employees at our worldwide locations from the bonus pool.

We have also established the 2009 Restricted Stock Plan, the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan to grant awards with multi-year vesting schedules, thereby promoting retention and also with the goal of further aligning the interests of our executives and our stockholders. These Plans are used to reward our executives and key employees.

We believe our incentive compensation philosophy should be shaped to motivate our executives to achieve Company goals and to align their interests with those of our stockholders.

Engagement of a Compensation Consultant

The Compensation Committee has the authority and access to the funds to engage outside compensation consultants to analyze compensation issues. The Compensation Committee does not currently use the services of a compensation consultant for purposes of executive compensation and did not retain such services in 2014.

The Compensation Committee believes that compensation decisions require judgment and should reflect individual circumstances and market pay levels and trends.

Risk Policy Framework

In addition to the general risk policy framework previously discussed, we believe that our executive and employee incentive compensation does not encourage, and thereby limits, unnecessary and excessive risk taking by executives and employees. All incentive compensation of executive officers is fully subject to Compensation Committee discretion and all other employee incentive compensation is fully subject to either management or Compensation Committee discretion. As further described herein, the Compensation Committee reviews and approves all incentive compensation of executive officers. Our cash Incentive Bonus Plan is primarily a formula driven plan with certain targets in which employees participate.

Elements of Compensation

Compensation for each executive officer for 2014 consisted of a base salary, the opportunity to receive annual incentive compensation in the form of cash under our Incentive Bonus Plan, the opportunity to receive an additional cash bonus at the discretion of the Compensation Committee, equity awards under the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan, and assorted other benefits and perquisites. We provide a base salary and benefits package that management and the Compensation Committee believe is consistent with market conditions which allows us to retain key executives and employees.

The opportunity to receive incentive compensation under our Incentive Bonus Plan in 2014 focused our executive officers on short-term performance and provided them with the possibility of an immediate reward, while the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan provide the Compensation Committee the flexibility to grant long-term incentives designed to encourage the achievement of corporate goals and the growth of stockholder value over the longer term, as well as to promote retention. We have not established minimum stock ownership guidelines for our executive officers or adopted a policy requiring them to retain their Fuel Systems’ stock for any period of time.

Base Salary

The Compensation Committee has the authority to set the CEO’s compensation. The Compensation Committee receives compensation recommendations from the CEO for the other Named Executive Officers and approves or modifies them in the exercise of its judgment based on the Board’s interactions with the Named Executive Officers.

In 2014, no executives, including the CEO, received salary increases.

Mr. Costamagna is also eligible for consideration for an annual bonus under the Company’s Incentive Bonus Plan, and is eligible to participate in other general employee benefits the Company maintains for its employees. Our CEO annually reviews the performance of our other Named Executive Officers and subsequently presents conclusions and recommendations regarding these officers, including proposed salary adjustments, to the Compensation Committee. The Compensation Committee makes the final decision regarding any adjustments or awards. The review of performance by the Compensation Committee and the CEO of other executive officers is a subjective assessment of each executive’s contribution to Company or division performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by Mariano Costamagna and the Compensation Committee. The Compensation Committee and the CEO do not systematically assign a weight to the factors they consider, and may, in their discretion, consider or disregard any one factor that is important to or irrelevant for a particular executive.

Incentive Bonus Plan

Our Incentive Bonus Plan is administered by the Compensation Committee, which has final decision-making authority over its implementation. Executive employees, including our Named Executive Officers, participate in our Incentive Bonus Plan as do other employees. The plan provides us with the framework to grant cash incentive compensation to eligible employees.

Employees of the Company and its subsidiaries worldwide are eligible to participate in our Incentive Bonus Plan if they have been employed for at least the final six months of the applicable year and if they are employed by the Company or any of its subsidiaries on the date that awards are given. None of the Company’s employees (including the Named Executive Officers) are guaranteed incentive compensation. An eligible employee will only receive his or her incentive compensation from the pool for the year and, if applicable, if that employee has successfully met his or her performance goals for that year. We believe our Incentive Bonus Plan enhances the Company’s compensation structure and strategy and encourage results-oriented actions on the part of all employees throughout the Company.

After the end of each year, the Compensation Committee approves a formula, which determines the size of the incentive compensation pool for distribution to all eligible employees. The awards are distributed out of this pool to all eligible employees. Incentive compensation under the Incentive Bonus Plan is paid in cash.

Our Incentive Bonus Plan provides that more senior employees, including the Named Executive Officers, can earn a percentage of the bonus allocation to them based on the achievement of levels of performance against target. The awards are based upon a percentage of the executive’s base salary and performance achievements. Discretionary bonuses outside our Incentive Bonus Plan are available subject to approval of the Compensation Committee.

For 2014, none of the targets of the 2014 Incentive Bonus Plan were achieved and the Compensation Committee decided that no amounts would be paid to any employees under the Incentive Bonus Plan.

Awards made in previous years under the Incentive Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 23.

Additional Cash Bonus Compensation

Discretionary bonuses, in addition to the bonuses under the Incentive Bonus Plan described above, are available based upon the approval of the Compensation Committee. The Compensation Committee looks to the recommendation of the CEO, except with respect to his own bonus. For 2014, discretionary bonuses in the amount of approximately $80,000 were awarded by the Compensation Committee to several employees, including certain of the Named Executive Officers as disclosed in the Summary Compensation Table below. The Committee made this award as a reflection of the service of these individuals.

Equity Compensation

2009 Restricted Stock Plan

The purpose of the 2009 Restricted Stock Plan is to promote the long-term growth and profitability of Fuel Systems Solutions, Inc. by (i) providing all non-employee directors and eligible employees of the Company and its subsidiaries with incentives to maximize stockholder value and otherwise provide outstanding performance and (ii) enabling the Company to attract, retain and reward the best available employees. The Committee may also determine, from to time, to grant to employees awards under the 2009 Restricted Stock Plan as retention awards in its discretion.

The 2009 Restricted Stock Plan currently provides that eligible employees and non-employee directors may be granted restricted stock or restricted stock unit awards. All awards to be granted under the Restricted Stock Plan are awards relating to shares of the Company’s common stock. No awards of restricted stock or restricted stock units were made in 2014 to any employees. See “Item 3 – Adoption of Amendments to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan” for a summary of amendments to the Restricted Stock Plan being submitted to shareholders for approval at this annual meeting.

2011 Stock Option Plan and 2011 Phantom Stock Option Plan

On December 14, 2011, the Board of Directors adopted the 2011 Stock Option Plan and the 2011 Phantom Stock Option Plan which were subsequently approved by the stockholders on May 23, 2012. Awards under the plans are designed to promote retention, with multi-year vesting schedules, and to promote the creation of long-term value for stockholders by aligning the interests of stockholders and participants.

The 2011 Stock Option Plan includes shares available for issuance in the form of incentive and nonqualified stock options to certain executives and key employees of the Company and its subsidiaries who are employed in the United States.

The 2011 Phantom Stock Option Plan provides for the issuance of cash-settled phantom stock options (“PSOs”) to certain executives and key employees of the Company and its subsidiaries who are employed outside the United States. A PSO represents the right to receive a cash payment equal to the positive difference in value between the exercise price established on the date of grant in U.S. dollars and the fair market value of a share of Company common stock on the date of exercise in U.S. dollars, converted to local currency at the conversion rate prevailing on the date of exercise. Pursuant to the terms of the 2011 Phantom Stock Option Plan, all PSOs must be settled in cash, and no shares of Company common stock will be issued under the 2011 Phantom Stock Option Plan.

The term of a stock option or PSO may not exceed ten years, and in no event will the exercise price of a stock option or PSO be less than the fair market value of the Company’s common stock on the grant date. Other terms including conditions to vesting and exercise and forfeiture provisions will be detailed in a grant agreement.

On May 1, 2014, the Compensation Committee approved the incentive stock option and PSO grants to the Named Executive Officers as reported below in the Grants of Plan-Based Awards Table.

Other Benefits and Perquisites

We provide broad-based benefits and perquisites for our employees and their dependents, portions of which are paid for by the employee. Benefits include, among other things, life insurance, health insurance, dental insurance, vision insurance, 401(k) participation, dependent and healthcare reimbursement accounts, vacation time and holidays. The employee benefits for our Named Executive Officers are generally the same as those provided for our other salaried employees.

We maintain a retirement savings plan, or a 401(k) plan, for the benefit of our eligible employees who are at least 21 years old and paid from the United States. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. Our employee matching contributions are discretionary up to a limit of 100% of the first 3% of compensation contributed by employees each pay period. The Company suspended the 401(k) match in 2009, and subsequently restored it in 2011. An employee’s interests in his or her deferrals are 100% vested when contributed. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

We do provide some perquisites as additional benefits that are convenient for our executive officers when faced with the demands of their positions.

Tax Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits amounts that can be deducted for compensation paid to certain executives to $1.0 million unless certain requirements are met. No executive officer receives compensation in excess of $1.0 million, and therefore, all compensation amounts are deductible at present. The Compensation Committee will continue to monitor the applicability of Section 162(m) to our compensation program.

Compensation upon Termination

None of our Named Executive Officers have specific severance arrangements. The Compensation Committee has on occasion determined to provide severance to departing executives and may do so in the future. For information regarding treatment of outstanding equity awards and entitlement to incentive compensation upon termination and change in control events, see below under “Potential Payments Upon Termination or Change in Control.”

On December 23, 2014, Roberto Olivo resigned from his position as Executive Director of Operations and Supply of the Company, effective December 31, 2014. In connection with his resignation from employment with the Company, Mr. Olivo entered into a Separation Agreement and General Release, pursuant to which Mr. Olivo was paid a severance payment of US$50,000 in January 2015 and consulting payments of US$2,500 per month for twenty-four months commencing on January 1, 2015 and ending on December 31, 2016 from the Company. In connection with his resignation, Mr. Olivo also entered into a Settlement Agreement with MTM, pursuant to which Mr. Olivo was paid an aggregate severance and settlement payment of €171,000 in January 2015.

Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM, effective February 5, 2014. In connection with his retirement, on May 28, 2014, Mr. Pier Antonio Costamagna entered into a Settlement Agreement with MTM, pursuant to which Mr. Pier Antonio Costamagna was paid €350,000 in two equal installments at the end of June 2014 and December 2014. Mr. Pier Antonio Costamagna will remain a member of the Board of Directors of MTM until the approval of the MTM financial statements for December 31, 2015 and, during this time, will remain committed to support and mentor a successor to assume his former duties as General Manager of MTM.

Say-on-Pay Results

Last year, approximately 98% of the votes cast at our 2014 annual meeting of stockholders, excluding abstentions and broker non-votes, voted on an advisory basis to approve our executive compensation program for fiscal year 2013. The Compensation Committee reviewed the outcome of this advisory vote and believes that the level of stockholder support reflects favorably on our executive compensation program and reaffirms our current executive compensation structure. Accordingly, the design of our 2014 executive compensation is largely unchanged from 2013. We encourage our stockholders to once again approve the non-binding advisory vote on our executive compensation program.

Conclusion

Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. We will continue to monitor these policies to gauge whether they are meeting our expectations and are willing to change them as necessary to accomplish our goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with the management of the Company and, based on the review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Troy A. Clarke, Chairman
Anthony Harris
Colin S. Johnston

The foregoing report of the Compensation Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any documents so filed.

Compensation Committee Interlocks and Insider Participation

Messrs. Clarke, Nall, and Harris served as members of the Compensation Committee until May 28, 2014, when Mr. Nall was replaced by Mr. Johnston. Consequently, effective May 28, 2014, the current members of the Compensation Committee are Mr. Clarke (Chair), Mr. Harris, and Mr. Johnston. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for 2014 (including two officers who are no longer officers or employees of the Company):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($ )	All Other Compensation ($)		Total ($)
Mariano Costamagna	2014	$639,303	$—	$—	$—	$8,595	(3)	$647,898
(Chief Executive Officer and Director)(9)	2013 2012	632,562 604,879	34,600 —	— —	— 51,735	8,588 8,336	(3) (3)	675,750 664,949
Pietro Bersani	2014	$353,600	$10,000	$37,754	$—	$8,340	(4)	$409,694
(Chief Financial Officer)	2013 2012	349,049 332,500	17,500 —	55,216 80,025	— 29,091	7,476 3,596	(4) (4)	429,241 445,212
Roberto Olivo	2014	$304,356	$—	$—	$—	$301,810	(5)	$606,167
(Executive Director of Operations and Supply, former Co-President and Head of BRC Operations - resigned effective December 31, 2014)(9)	2013 2012	301,796 283,225	17,000 —	76,125 106,700	— 27,302	21,272 19,751	(5) (5)	416,194 436,978
Pier Antonio Costamagna	2014	$—	$—	$—	$—	$418,693	(6)	$418,693
(General Manager of MTM, former Director of Mechanical Engineering of MTM - resigned effective February 5, 2014)(9)	2013 2012	421,352 397,428	17,953 —	— —	— 30,194	1,355 1,312	(6) (6)	440,660 428,934
Michael Helfand	2014	$293,280	$5,000	$24,915	$—	$21,054	(7)	$344,248
(Senior Vice President Finance and Chief Accounting Officer)	2013 2012	289,505 279,000	20,139 —	36,439 53,350	— 24,128	21,970 20,758	(7) (7)	368,053 377,236
Marco Seimandi	2014	$213,182	$5,000	$26,025	$—	$54,625	(8)	$298,832
(Executive Director of Automotive Sales and Marketing) (9)	2013 2012	210,482 196,169	12,500 —	38,063 53,350	— 15,648	52,795 50,856	(8) (8)	313,840 316,024

(1)	Amounts represent bonuses paid outside the Incentive Bonus Plan.
(2)	The fair value of stock option and phantom stock option grants is computed in accordance with FASB ASC 718. See Note 13 of the notes to the consolidated financial statements included within the Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.
(3)	Of this amount for 2014, $6,645 represents fees paid to Mr. Mariano Costamagna as President of the Board of Directors of one of the Company’s subsidiaries, and $1,950 represents life insurance premiums paid by the Company. Of this amount for 2013, $6,640 represents fees paid to Mr. Mariano Costamagna as President of the Board of Directors of one of the Company’s subsidiaries, and $1,948 represents life insurance premiums paid by the Company. Of this amount for 2012, $6,430 represents fees paid to Mr. Mariano Costamagna as President of the Board of Directors of one of the Company’s subsidiaries, and $1,906 represents life insurance premiums paid by the Company.
(4)	Of this amount for 2014, $540 represents life insurance premiums paid by the Company and $7,800 represents 401(k) plan matching contributions. Of this amount for 2013, $159 represents life insurance premiums paid by the Company and $7,317 represents 401(k) plan matching contributions. Of this amount for 2012, $18 represents life insurance premiums paid by the Company and $3,578 represents 401(k) plan matching contributions.
(5)

Of this amount for 2014, $5,813 represents life insurance premiums paid by the Company, $3,000 represents 401(k) plan matching contributions, $15,721 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation, $50,000 represents a severance payment in relation with a Separation Agreement and General Release entered into in connection with Mr. Olivo’s resignation from employment with the Company effective December 31, 2014, and $227,276 represents the US Dollars equivalent of an aggregate severance and settlement payment of €171,000 in relation with a Settlement Agreement with MTM also in connection with Mr. Olivo’s resignation effective December 31, 2014 (see above under

“Compensation upon Termination” for details of Mr. Olivo severance agreement). Of this amount for 2013, $2,564 represents life insurance premiums paid by the Company, $3,000 represents 401(k) plan matching contributions, and $15,708 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation. Of this amount for 2012, $2,332 represents life insurance premiums paid by the Company, $2,792 represents 401(k) plan matching contributions, and $14,627 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation.
(6)	Of this amount for 2014, $1,356 represent life insurance premiums paid by the Company and $417,337 represent the US Dollar equivalent of €314,000 recognized as severance pursuant to a Settlement Agreement entered into by Mr. Pier Antonio Costamagna with MTM S.r.L. in connection with his retirement as an executive officer of the Company and as General Manager of MTM S.r.L., effective February 5, 2014 (see above under “Compensation Upon Termination” for details of Mr. Costamagna severance agreement). The total amount agreed upon in the Settlement Agreement was €350,000, of which €50,000 to be recognized as a non-competition covenant for the two years’ period from June 2014 to June 2016. For 2013 and 2012 these amounts represent life insurance premiums paid by the Company.
(7)	Of this amount for 2014, $1,254 represents life insurance premiums paid by the Company, $7,800 represents 401(k) plan matching contributions, and $12,000 represents an automobile allowance. Of this amount for 2013, $201 represents life insurance premiums paid by the Company, $9,769 represents 401(k) plan matching contributions, and $12,000 represents an automobile allowance. Of this amount for 2012, $28 represents life insurance premiums paid by the Company, $8,730 represents 401(k) plan matching contributions, and $12,000 represents an automobile allowance.
(8)	Of this amount for 2014, $3,443 represents life insurance premiums paid by the Company, $16,570 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation, and $34,612 represent fees paid to Mr. Seimandi as member of the Board of Directors of Company’s subsidiaries. Of this amount for 2013, $2,457 represents life insurance premiums paid by the Company, $15,754 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation, and $34,584 represent fees paid to Mr. Seimandi as member of the Board of Directors of Company’s subsidiaries. Of this amount for 2012, $2,276 represents life insurance premiums paid by the Company, $15,090 represents Company match on deferred severance compensation, in accordance with the Italian TFR legislation, and $33,490 represent fees paid to Mr. Seimandi as member of the Board of Directors of Company’s subsidiaries.
(9)	Messrs. Mariano Costamagna and Roberto Olivo each received a portion of their compensation in US Dollars, and a portion in Euros. Mr. Pier Antonio Costamagna and Mr. Marco Seimandi both received their entire compensation in Euros. Amounts in Euros were converted to US Dollars based on the average conversion rate for the applicable year.

Grants of Plan-Based Awards Table

The following table summarizes the grants of plan-based awards to our Named Executive Officers during 2014:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (2)
Mariano Costamagna	—	—	—	—
Pietro Bersani	5/1/2014	5,440	$10.37	$37,754
Roberto Olivo (3)	5/1/2014	7,500	$10.37	$52,050
Pier Antonio Costamagna	—	—	—	—
Michael Helfand	5/1/2014	3,590	$10.37	$24,915
Marco Seimandi	5/1/2014	3,750	$10.37	$26,025

(1)	Represent stock option awards granted under our 2011 Stock Option Plan and, in the case of Mr. Olivo and Mr. Seimandi, phantom stock option awards granted under our 2011 Phantom Stock Option Plan.
(2)	Fair value is based on quoted market price of the Company’s stock on the grant dates. Fair value is computed in accordance with FASB ASC 718. See Note 13 of the notes to the consolidated financial statements included within the Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.
(3)	Mr. Olivo’s grant was forfeited upon his resignation effective December 31, 2014.

Outstanding Equity Awards at Fiscal Year End 2014

The following table provides a summary of stock option, phantom stock option and unvested restricted stock awards held by the Named Executive Officers that were outstanding as of December 31, 2014. No unvested restricted stock was held by the Named Executive Officers at December 31, 2014.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
	Exercisable		Unexercisable		($ /sh )	Date	(#)	($)
Mariano Costamagna	—		—		—	—	—	—
Pietro Bersani	—	(1)	5,440	(1)	10.37	5/1/2024	—	—
	1,088	(2)	4,352	(2)	15.06	5/1/2023	—	—
	4,500	(3)	3,000	(3)	15.97	12/15/2021	—	—
Roberto Olivo	—	(4)	7,500	(4)	10.37	5/1/2024	—	—
	1,500	(4)	6,000	(4)	15.06	5/1/2023	—	—
	6,000	(4)	4,000	(4)	15.97	12/15/2021
Pier Antonio Costamagna	—	(5)	—	(5)	—	—	—	—
Michael Helfand	—	(6)	3,590	(6)	10.37	5/1/2024	—	—
	718	(7)	2,872	(7)	15.06	5/1/2023	—	—
	3,000	(8)	2,000	(8)	15.97	12/15/2021	—	—
Marco Seimandi	—	(9)	3,750	(9)	10.37	5/1/2024	—	—
	750	(10)	3,000	(10)	15.06	5/1/2023	—	—
	3,000	(11)	2,000	(11)	15.97	12/15/2021	—	—

(1)	Represent stock options awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1088 at 5/1/2015, 1088 at 5/1/2016, 1088 at 5/1/2017, 1088 at 5/1/2018, and 1088 at 5/1/2019.
(2)	Represent stock options awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1088 at 5/1/2015, 1088 at 5/1/2016, 1088 at 5/1/2017, and 1088 at 5/1/2018.
(3)	Represent stock options awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1500 at 12/15/2015, and 1500 at 12/15/2016.
(4)	Mr. Olivo forfeited his unvested phantom stock options upon resignation effective December 31, 2014. Mr. Olivo had exercisable phantom stock options for 7,500 underlying securities as of December 31, 2014, which were subsequently forfeited 30 days after his resignation.
(5)	Mr. Pier Antonio Costamagna resigned effective February 5, 2014. Mr. Pier Antonio Costamagna held exercisable stock options for 10,000 underlying securities with an option exercise price of $11.40 per share, which expired unexercised on 5/17/2014.
(6)	Represent stock options awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 718 at 5/1/2015, 718 at 5/1/2016, 718 at 5/1/2017, 718 at 5/1/2018, and 718 at 5/1/2019.
(7)	Represent stock options awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 718 at 5/1/2015, 718 at 5/1/2016, 718 at 5/1/2017, and 718 at 5/1/2018.
(8)	Represent stock options awarded under the 2011 Stock Option Plan. The unvested awards vest over time as follows: 1000 at 12/15/2015, and 1000 at 12/15/2016.
(9)	Represent stock options awarded under the 2011 Phantom Stock Option Plan. The unvested awards vest over time as follows: 750 at 5/1/2015, 750 at 5/1/2016, 750 at 5/1/2017, 750 at 5/1/2018, and 750 at 5/1/2019.
(10)	Represent stock options awarded under the 2011 Phantom Stock Option Plan. The unvested awards vest over time as follows: 750 at 5/1/2015, 750 at 5/1/2016, 750 at 5/1/2017, and 750 at 5/1/2018.
(11)	Represent stock options awarded under the 2011 Phantom Stock Option Plan. The unvested awards vest over time as follows: 1000 at 12/15/2015, and 1000 at 12/15/2016.

Option Exercises and Stock Vested in 2014

There was no vesting of shares of restricted stock held by the Named Executive Officers during 2014.

There were no options exercised during 2014 by the Named Executive Officers.

Pension Benefits

We do not have any defined benefit pension plans.

Nonqualified Deferred Compensation in 2014

Our Named Executive Officers were eligible to participate in our deferred compensation plan. However, none of the Named Executive Officers elected to participate in this plan in 2014 or earlier. Accordingly, none of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2014. The deferred compensation plan was terminated in the second quarter of 2014 and the plan assets will be distributed to the participants in May 2015.

Potential Payments upon Termination or Change in Control

None of our Named Executive Officers have specific severance arrangements. The Compensation Committee has on occasion determined to provide severance to departing executives. See above under “Compensation upon Termination” for more information regarding severance arrangements.

Treatment of Incentive Compensation. No employee is eligible to receive an incentive compensation award (in cash or restricted stock) if he or she is not employed by the Company on the date the awards are made. Therefore, even if one of our Named Executive Officers was eligible in all other respects to receive incentive compensation (for example, he worked for a profitable division, he met his personal performance goals and was employed by the Company or one of its subsidiaries for at least the final six months of the fiscal year), he would not be entitled to any award unless he continued to be employed by the Company on the award grant date.

If any employee who has received a restricted stock award under our plans leaves the Company for any reason, his or her restricted stock that remains unvested on the date of termination is forfeited.

Treatment of Stock Option Awards. Pursuant to the terms of the underlying grant agreements, outstanding, unvested stock options and phantom stock options are forfeited upon termination of employment for any reason. Upon a merger or sale of all or substantially all of the Company’s assets, any then outstanding, unvested stock options become fully vested. As of December 31, 2014, all Named Executive Officers have outstanding stock options, except Mr. Mariano Costamagna and Mr. Pier Antonio Costamagna.

Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM S.r.L., effective February 5, 2014; however, since his stock options were fully vested at that time, any termination of employment or a merger or sale of all, or substantially all, of the Company’s assets would have had no effect on this portion of his compensation. All stock options held by Mr. Pier Antonio Costamagna that were fully vested expired unexercised on May 17, 2014. Stock options held by Messrs. Bersani and Helfand and phantom stock options held by Mr. Seimandi were only partially vested as of December 31, 2014; therefore, a termination of their employment would result in forfeiture of the unvested awards, or upon a merger or sale of all or substantially all of the Company’s assets, such unvested awards would become fully vested. Mr. Olivo resigned as Executive Director of Operations and Supply effective December 31, 2014, which resulted in forfeiture of his unvested awards. Phantom stock options held by Mr. Olivo as of December 31, 2014 that were fully vested were subsequently forfeited 30 days after his resignation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Parties

Pursuant to our Code of Conduct (a copy of which may be found on our website, www.fuelsystemssolutions.com under the caption “Corporate Governance”), all of our directors, officers and employees and those of our subsidiaries are required to disclose to our Board of Directors (for all directors and executive officers) or a local human resource manager (for our other employees) any direct or indirect relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between any of them, personally, and us or our subsidiaries. In approving or rejecting a proposed transaction, the disinterested members of our Board of Directors or a local human resource manager, as applicable, will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Nominating and Corporate Governance Committee and the Audit Committee have developed certain procedures to periodically review and as necessary approve related party transactions with the entities owned in whole or in part by Mr. Costamagna and his family. After concluding their review, they will only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, the Company’s interests, as they determine in good faith.

Family Relationships among Executive Officers

Mariano Costamagna, our Chief Executive Officer and member of our Board of Directors, is the brother of Pier Antonio Costamagna. Mr. Pier Antonio Costamagna retired as an executive officer of the Company and as General Manager of MTM S.r.L., a wholly-owned subsidiary of Fuel Systems, effective February 5, 2014. Mariano Costamagna is also the brother-in-law of Margherita Piumatti, Human Resources Manager of MTM. Ms. Piumatti’s annual salary is approximately $61,000, using the average Euro to U.S. dollar exchange rate for the year ended December 31, 2014.

Transactions with Entities Owned or Controlled by the Costamagna Family

The Company leases nine buildings in Italy from IMCOS Due S.r.L., a real estate investment company owned 100% by Messrs. Mariano Costamagna and Pier Antonio Costamagna and their families. Total lease payments to IMCOS Due in 2014 were approximately $2.7 million for the year ended December 31, 2014.

Mariano and Pier Antonio Costamagna, together with one employee of the Company, own 40% of Immobiliare 4 Marzo S.a.s. The Company paid approximately $0.3 million to Immobiliare 4 Marzo S.a.s. in 2014 in connection with the lease of a building.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.p.A. The Company purchased approximately $34,000 of products from Biemmedue in 2014. The Company sold approximately $33,000 of products to Biemmedue in 2014.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.p.A. which owns 100% of A.R.S. Elettromeccanica. In 2014, the Company purchased approximately $1.5 million of products from A.R.S. Elettromeccanica.

Mariano Costamagna serves on the board of directors of MTM Hydro S.r.L and together with his brother, Pier Antonio Costamagna, owns 46% of MTM Hydro. The Company purchased approximately $3,000 of products from MTM Hydro and also sold approximately $2,000 of products to MTM Hydro S.r.L in 2014.

Ningbo Topclean Mechanical Technology Co. Ltd is 100% owned by MTM Hydro S.r.L. The Company purchased approximately $0.9 million of products from Ningbo Topclean Mechanical Technology Co. Ltd. in 2014.

Mariano Costamagna serves on the board of directors of Europlast S.r.L. and together with his brother, Pier Antonio Costamagna, and one other immediate family member, owns 90% of Europlast. In 2014, the Company purchased approximately $3.0 million of products from Europlast and also sold approximately $1,000 of products to Europlast.

Mariano Costamagna serves on the board of directors of TCN S.r.L. and together with his brother, Pier Antonio Costamagna, owns 30% of TCN S.r.L. The Company purchased approximately $2.6 million of products from TCN S.r.L. in 2014.

Mariano Costamagna serves on the board of directors of TCN VD S.r.L. TCN VD S.r.L. is 90% owned by TCN S.r.L. as well as 3% owned by Mariano Costamagna along with his brother, Pier Antonio Costamagna. Consequently, Mariano Costamagna together with his brother own 30% of TCN Vd. The Company purchased approximately $2.2 million of semi-manufactured mechanical components from TCN Vd in 2014. The Company also sold approximately $33,000 of products to TCN Vd in 2014.

Mariano Costamagna and his immediate family own 30% of TCN S.r.L. which owns 100% of Bianco S.p.A. The Company purchased approximately $38,000 of equipment from Bianco S.p.A. in 2014. The Company also sold approximately $0.8 million of products to Bianco S.p.A. in 2014.

Mariano Costamagna’s immediate family and one employee of the Company own 85% of Erretre S.r.L. The Company purchased approximately $0.2 million of products from Erretre S.r.L. in 2014. The Company also sold approximately $8,000 of spare parts to Erretre S.r.L. in 2014.

Amounts presented above for purchases from, and sales to, related parties were corrected following the identification of a disclosure error in the applicable section of the Related Party Transactions note to the consolidated financial statements for the year ended December 31, 2014 included in the Company’s Form 10-K filed on March 12, 2015. The Company identified the presentation of incorrect amounts in Euro instead of US Dollars for purchases from, and sales to, related parties for the year ended December 31, 2014 in the applicable table of the above-mentioned note. These errors are presented correctly in the preceding paragraphs. In addition, these errors are not considered material to the previously issued financial statements and will be presented corrected in the Form 10-K for the year ending December 31, 2015.

Retention of a Director’s Law Firm

Marco Di Toro, a Director of Fuel Systems, is a partner in the law firm of Grosso, de Rienzo, Riscossa, Di Toro e Associati, which MTM has retained in connection with various matters. For the year ended December 31, 2014, the Company incurred approximately $161,000 for fees and related expenses from Mr. Di Toro’s law firm.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accounting firm for the Company on March 17, 2015. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers LLP nor any of its members has any relationship with the Company or any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

Although it is not required to do so, the Audit Committee is submitting its selection of the Company’s independent accountants for ratification at our annual meeting in order to ascertain the views of stockholders regarding the selection. If the selection is not ratified, the Audit Committee may reconsider its selection in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time if it feels that such a change would be in the Company’s and its stockholders’ best interests.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting via teleconference, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company incurred the following fees by the independent registered public accounting firm PricewaterhouseCoopers LLP for 2014 and 2013:

	2014	2013
Audit fees (1)	$2,143,000	$1,865,000
Tax fees (2)	51,000	84,000
All other fees (3)	76,000	7,000

Total fees	$2,270,000	$1,956,000

(1)	Audit fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual consolidated financial statements for 2014 and 2013, the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for 2014 and 2013, as well as professional services billed by PricewaterhouseCoopers LLP in connection with statutory audits performed for certain foreign subsidiaries.
(2)	Tax fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax preparation services, tax planning and tax assistance for 2014 and 2013, respectively.
(3)	In 2014, “All other fees” includes professional services billed by PricewaterhouseCoopers LLP in connection with IT segregation of duties consulting activities and conflict minerals regulation-related activities, as well as a technical accounting tool renewal license. In 2013, “All other fees” includes professional services billed by PricewaterhouseCoopers LLP in connection with assistance at inventory counts at one subsidiary location, as well as a technical accounting tool renewal license.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by PricewaterhouseCoopers LLP during 2014 and 2013 were approved by the Audit Committee under its pre-approval policies and procedures, with the exception of a single project which was allowable under the de minimis exception pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X during 2014.

Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP. The Board of Directors recommends a vote “FOR” this proposal.

ITEM 3— ADOPTION OF THE AMENDMENTS TO THE FUEL SYSTEMS SOLUTIONS, INC. 2009 RESTRICTED STOCK PLAN

The Board of Directors has approved for submission to our stockholders amendments (the “Amendments”) to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan (the “Restricted Stock Plan”) to (i) increase the number of shares of the Company’s common stock available to be issued under the Restricted Stock Plan from 400,000 shares to 800,000 shares, and (ii) increase the total number of shares allocated to Director Awards (as defined in the Restricted Stock Plan) from 100,000 shares to 200,000 shares, in each case, as set forth in the Amendments attached as Appendix A to this Proxy Statement.

The stockholders of Fuel Systems approved the Restricted Stock Plan on August 27, 2009. On March 18, 2015, the Board of Directors approved the Amendments, subject to stockholder approval. On March 19, 2015, the Board of Directors approved other amendments to provide for the issuance of restricted stock units under the Restricted Stock Plan. Since the addition of restricted stock units did not increase the number of shares or awards under the Restricted Stock Plan, this amendment did not require stockholder approval. A restricted stock unit represents an amount equivalent to one share of Company common stock, payable in common stock or cash, at the discretion of the Board or the Compensation Committee, as applicable, upon satisfaction of certain terms and conditions.

The full text of the Restricted Stock Plan, as amended by the Amendments and the addition of the restricted stock units, is attached to this Proxy Statement as Appendix B and the following description of the Restricted Stock Plan is qualified in its entirety by reference to Appendix B.

Types of Awards

The Restricted Stock Plan provides that eligible employees and non-employee directors may be granted restricted stock awards or restricted stock unit awards or any combination thereof. All awards to be granted under the Restricted Stock Plan are awards relating to shares of the Company’s common stock.

Administration

The Restricted Stock Plan will be administered by the Compensation Committee with respect to employees and by the Board with respect to directors. Except with respect to executive officers, the Board may at any time resolve to administer the Restricted Stock Plan for all eligible employees and shall administer the Restricted Stock Plan for non-employee directors. Subject to the provisions of the Restricted Stock Plan, the Compensation Committee, or the Board, as the case may be, will be authorized to select participants and determine eligibility under the Restricted Stock Plan, determine the fair market value of the common stock, determine the form, substance and size of awards, and the conditions and restrictions, if any, on such awards, certify that the conditions and restrictions applicable to any award have been met, modify the terms of awards made under the Restricted Stock Plan, interpret the Restricted Stock Plan and awards, make any adjustments necessary or desirable in connection with awards made under the Restricted Stock Plan to eligible employees located outside the United States, take such action as are necessary or advisable for the Restricted Stock Plan and the operation of the Restricted Stock Plan and make such other determinations, for carrying out the Restricted Stock Plan as it may deem appropriate.

Shares Subject To the Restricted Stock Plan

In approving the Amendments, the Board of Directors provided for the issuance under the Restricted Stock Plan of 800,000 shares and further provided that in no event will the total number of shares allocated to awards of restricted stock, restricted stock units or any combination thereof to non-employee directors exceed an aggregate of 200,000 shares.

As of April 1, 2015, a total of 18,728,430 shares of our common stock were outstanding. Of the 400,000 shares currently available for issuance under the Restricted Stock Plan, 330,117 shares remained available for issuance under the Restricted Stock Plan as of April 1, 2015. As of April 1, 2015, 30,117 shares remain available for awards of restricted stock to our non-employee directors, which may be fewer shares than our director compensation arrangements call for. The Compensation Committee is currently contemplating the grant of awards to certain employees which, if in excess of shares available under the Restricted Stock Plan, will be made subject to shareholder approval of this proposal. There has been no increase in the number of shares available under the Restricted Stock Plan since it was first adopted in 2009. We believe the proposed increase in shares is advisable and in the best interests of our stockholders because the increase will facilitate our annual restricted stock grants to our non-employee directors, as well as our ability to grant retention awards to our employees. We believe the proposed increase for director awards is likewise appropriate due to the increase in the number of directors, the increase in the dollar value of director restricted stock grants and the decrease in our share price.

If our stockholders do not approve the Amendments, we expect that we will have an insufficient number of shares available to make annual equity grants to our directors commencing in 2015 and will otherwise be limited in our ability to grant retention awards in the form of restricted stock. As such, we believe our ability to retain and attract talented employees will be adversely affected by our inability to offer long-term equity compensation to those individuals. Additionally, we would have to consider providing additional cash compensation to our directors and employees to maintain appropriate and competitive levels of compensation, thereby diminishing our ability to align compensation with the interests of stockholders. We expect that the proposed increased share reserve under the Restricted Stock Plan will be sufficient to meet the Company’s anticipated equity grants under the plan over the next two to three years.

In the event of a reorganization, recapitalization, spin-off or other extraordinary distribution, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Compensation Committee, or the Board, as the case may be, will make such adjustment as it deems appropriate in the number and kind of shares of common stock or other property available for issuance under the Restricted Stock Plan and in the number and kind of restricted stock awards and restricted stock unit awards previously made under the Restricted Stock Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in the event of a Change in Control (as defined in the Restricted Stock Plan), all of the Company’s obligations regarding outstanding awards shall be assumed by the surviving or continuing corporation or the Compensation Committee or the Board may accelerate vesting of the shares or units.

Termination, Amendment and Substitution of Awards

The Restricted Stock Plan will terminate on June 30, 2019 and no awards may be made after that date, but no award granted prior to such date shall be affected by the expiration. Awards outstanding on the date of expiration, or any earlier termination, will continue to be governed by the terms and conditions of the Restricted Stock Plan. The Board of Directors, without approval of stockholders, may amend or terminate the Restricted Stock Plan, unless stockholder approval for any such amendment is required by any listing requirement of the principal stock exchange on which the common stock is then listed.

The terms of any outstanding award under the Restricted Stock Plan may be amended from time to time in any manner that the Compensation Committee, or the Board, as the case may be, deems appropriate including acceleration of the payments or of the date of lapse of restrictions on shares of restricted stock or restricted stock units, except that no amendment will adversely affect in a material manner any right of a participant without his or her written consent. The Compensation Committee, or the Board, as the case may be, may permit holders of awards to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards.

Eligibility

All directors of the Company who are not employees of the Company or its subsidiaries are eligible for awards. Also, all full-time employees of the Company or any of its subsidiaries who have been continuously employed by the Company or one of its subsidiaries for at least six months during the prior calendar year, was employed by the Company or one of its subsidiaries at the end of the prior calendar year, and is employed by the Company or one of its subsidiaries on the date of grant of the award will be eligible to receive awards under the Restricted Stock Plan.

Terms and Conditions of Restricted Stock

Terms and Conditions. Each restricted stock award will specify the applicable restrictions (such as vesting) on the shares, the duration of the restrictions (which will be at least six months except as otherwise determined), and the time or times at which the restrictions lapse with respect to all or a specified number of shares that are part of the award. Until the end of the specified period(s), the shares of restricted stock still subject to such restrictions remain subject to forfeiture.

A participant will be required to pay the Company the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless the shares of restricted stock are treasury shares. Except as otherwise provided, during any period of restriction, the participant will have none of the rights of a holder of common stock, including but not limited to the rights to receive dividends and to vote.

Upon a participant’s cessation of service as a director or employee of the Company or any of its subsidiaries for any reason, all shares of restricted stock granted to the participant on which the restrictions have not lapsed will be immediately forfeited to the Company.

Terms and Conditions of Restricted Stock Units

Terms and Conditions. Each restricted stock unit represents an amount equivalent to one share of Company common stock, payable in common stock or cash, at the discretion of the Board or the Compensation Committee, as applicable, upon satisfaction of certain terms and conditions. Each restricted stock unit award will specify the applicable restrictions (such as vesting) on the restricted stock units, the duration of the restrictions (which will be at least six months except as otherwise determined), and the time or times at which the restrictions lapse with respect to all or a specified number of restricted stock units that are part of the award. Until the end of the specified period(s), the restricted stock units still subject to such restrictions remain subject to forfeiture.

Except as otherwise provided, during any period of restriction, the participant will have none of the rights of a holder of common stock, including but not limited to the rights to receive dividends and to vote.

Upon a participant’s cessation of service as a director or employee of the Company or any of its subsidiaries for any reason, all restricted stock units granted to the participant on which the restrictions have not lapsed will be immediately forfeited to the Company.

U.S. Federal Tax Consequences Under The Restricted Stock Plan

The following is a summary of the U.S. Federal income tax consequences of transactions under the Restricted Stock Plan, based on U.S. Federal income tax laws in effect on January 1, 2015. This discussion is intended for the information of stockholders considering how to vote at the annual meeting, and not as tax advice or guidance to U.S. participants in the Restricted Stock Plan, as the consequences may vary depending upon specific circumstances. This summary is not intended to be comprehensive and does not describe state or local income tax consequences.

Restricted Stock Awards. With respect to restricted stock (1) in general, no income is realized by a participant at the time the restricted stock is granted and (2) when restrictions on the restricted stock lapse, a participant will be subject to tax at ordinary income rates on the amount by which the fair market value of the restricted stock at such time exceeds the amount (if any) paid for the stock by a participant. However, a participant may elect under Section 83(b) of the Internal Revenue Code within 30 days after the date of receipt of the restricted stock to be taxed differently. In such a case (1) income is realized by a participant at the time the restricted stock is granted, in an amount equal to the excess of the fair market value of such shares of restricted stock at such time (determined without regard to any restrictions which apply to the shares) over the purchase price, if any, of the shares and (2) when the shares are sold, a participant will recognize capital gain or loss measured by the difference between the amount realized on the disposition and the basis of the restricted stock, which will equal the sum of the purchase price and the amount included in gross income under Section 83(b).

With respect to a sale or exchange of the shares after the forfeiture period has expired, the holding period to determine whether a participant has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares will generally be based on the fair market value of such shares on such date (except that a Section 83(b) election will cause the holding period commencement and the tax basis to be determined as of the date of grant). The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to a participant.

Restricted Stock Units. In general, no income is realized by the participant at the time the restricted stock units are granted. When vested units result in shares (or the cash equivalent) being delivered to the participant, the participant will be subject to tax at ordinary income rates on the fair market value of the shares at such time (or the cash equivalent, if applicable). A participant may not make an election under Section 83(b) with respect to restricted stock units.

With respect to a sale or exchange of the shares (if any) delivered in connection with a restricted stock unit, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the shares are delivered, and the tax basis for such shares will generally be based on the fair market value of such shares on such date. The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant.

Capital Gains. Under current law, a taxpayer’s net capital gain (i.e., the amount by which the taxpayer’s net long-term capital gains exceed his net short-term capital losses) from a sale of shares is subject to a maximum federal income tax rate of 20% if the shares have been held for more than 12 months. Ordinary income is subject to tax at rates as high as 39.6%. Capital losses are currently deductible against capital gains without limitation, but are currently deductible against ordinary income in any year generally to the extent of $3,000 ($1,500 in the case of a married individual filing a separate return). Capital losses which are not currently deductible by reason of the foregoing limitation may be carried forward to future years.

Restricted Stock Plan Benefits

There were four Named Executive Officers and approximately 1,500 employees of the Company and its subsidiaries as of December 31, 2014. Because the Compensation Committee has full discretion to determine participants in the Restricted Stock Plan, there is no way to predict how many non-employee directors or eligible employees may ultimately receive awards under the Restricted Stock Plan or determine in advance the benefits or amounts that will be received in the future by or allocated to specific non-employee directors or eligible employees, or groups thereof under the Restricted Stock Plan.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders. The following table sets forth information about our common stock that may be issued under our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	127,900	$13.86	503,374	(1)
Total	127,900	$13.86	503,374

(1)	Includes 332,774 shares of restricted stock available for issuance under our 2009 Restricted Stock Plan and 170,600 shares of options available for issuance under the 2011 Stock Option Plan.

Recommendation of the Board of Directors

Stockholder approval of the proposed Amendments to the Restricted Stock Plan requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against approving the Amendments. Broker non-votes will have no effect on the outcome of this proposal. The Board of Directors recommends a vote “FOR” this proposal.

ITEM 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding Named Executive Officer compensation in this proxy statement.

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), our stockholders are entitled to vote at the annual meeting to approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K at least once every three years. We currently hold our advisory vote to approve the compensation of our Named Executive Officers on an annual basis.

Please read the Compensation Discussion and Analysis and the disclosures on Executive Compensation beginning on page 18 of this proxy statement for additional details about our executive compensation arrangements, including information about the fiscal 2014 compensation of our Named Executive Officers.

This advisory vote addresses the overall compensation of our Named Executive Officers as well as our philosophy and policies regarding executive compensation practices as described in this proxy statement. We are asking our stockholders to indicate their support for our compensation arrangements as described in this proxy statement.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material enclosed in this proxy statement, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board or Compensation Committee, nor will it create any additional fiduciary duty on the part of the Board or Compensation Committee. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the views expressed by our stockholders in their vote on this proposal and the Compensation Committee will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board will review and consider all shares voted in favor of the proposal and not in favor of the proposal. Broker non-votes will have no impact on the outcome of this advisory vote.

The Board recommends a vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

ITEM 5—OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2015 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

HOW YOU CAN SUBMIT PROPOSALS FOR OUR NEXT PROXY STATEMENT

We expect to hold our 2016 annual meeting of stockholders during the spring of 2016. We will inform our stockholders of the date and time for our 2016 annual meeting through a filing with the SEC. Proposals of stockholders which are eligible under the rules of the SEC to be included in our 2016 proxy materials must be received by our Secretary no later than December 16, 2015.

If we change our 2016 annual meeting date to a date more than 30 days from the date of our 2015 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2016 annual meeting in a manner that alters the deadline, we will inform our stockholders through a filing with the SEC.

In addition, according to the terms of our bylaws, any nominations for director at next year’s annual meeting or any other business to be properly brought before the annual meeting by a stockholder should be officially submitted to the Company between February 27, 2016 and March 18, 2016. Any proposals or director nominations that are received in accordance with our bylaws but are not included in the proxy statement for the 2016 annual meeting may be voted on by the proxy holders at that meeting in their discretion.

All proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov or on our website at www.fuelsystemssolutions.com under the caption “Investor Relations”. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms.

You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Appendix A

AMENDMENTS TO

FUEL SYSTEMS SOLUTIONS, INC.

2009 RESTRICTED STOCK PLAN

Section 4 of the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan is revised as follows:

4.	Shares Available for the Plan.

Subject to adjustments as provided in Section 14 hereof, 800,000 shares of Common Stock (“Plan Shares”) may be issued pursuant to the Plan.

If any Award of shares under the Plan expires unvested or is forfeited as to any shares, then such unvested or forfeited shares may thereafter be available for further grants under the Plan as the Committee, or the Board, as the case may be, shall determine.

Section 7 of the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan is revised as follows:

7.	Director Awards.

The Board may grant Restricted Stock Awards to Non-Employee Directors (“Director Awards”) in accordance with the Company’s policies on director compensation as determined by the Board. Such Awards shall be governed by the terms of Section 6. In no event shall the total number of Plan Shares allocated to Director Awards exceed an aggregate of 200,000 shares.

Appendix B

FUEL SYSTEMS SOLUTIONS, INC.

2009 RESTRICTED STOCK PLAN

1.	Purpose.

This plan shall be known as the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Fuel Systems Solutions, Inc. by (i) providing all Non-Employee Directors and Eligible Employees of the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise provide outstanding performance and (ii) enabling the Company to attract, retain and reward the best available employees.

2.	Definitions.

(a) “Award” means any grant of a Director Award, Restricted Stock Unit Award or Restricted Stock Award, or any combination of the foregoing, under the Plan.

(b) “Award Certificate” means any written notice pursuant to which Awards are granted under the Plan.

(c) “Board of Directors” and “Board” mean the board of directors of the Company.

(d) “Change in Control” means the occurrence of one of the following events:

(i)	if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv)	consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Common Stock” means the Common Stock, par value $.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(g) “Company” means Fuel Systems Solutions, Inc.

(h) “Eligible Employee” means a full-time employee (regularly working at least 32 hours per week) of the Company or any of its Subsidiaries who has been continuously employed by the Company or one of its Subsidiaries for at least six months during the prior calendar year, was employed by the Company or one of its Subsidiaries at the end of the prior calendar year, and is employed by the Company or one of its Subsidiaries on the date of grant of the Award. The transfer of an Eligible Employee between Divisions, from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Eligible Employee is placed on military or sick leave or such other leave of absence which is considered by the Committee, or the Board, as the case may be, in its sole and absolute discretion as continuing intact the employment relationship.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Exempt Person” means (i) Mariano Costamagna, (ii) any person, entity or group under the control of Mr. Costamagna, or (iii) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

(k) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange or market on which the Common Stock is then listed for trading (i.e., the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board using any reasonable method; provided, however, that when shares received upon grant or vesting of restricted stock or restricted stock units are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(l) “Outside Director” means a director of the Company who is not an employee of the Company or its Subsidiaries.

(m) “Participant” means an individual who receives an Award under this Plan.

(n) “Restricted Stock Award” means an Award of restricted stock granted pursuant to Section 6.

(o) A “Restricted Stock Unit” is a bookkeeping entry representing an amount equivalent to one share of Common Stock, payable in Common Stock or cash at the discretion of the Board or Committee, as applicable, upon satisfaction of certain terms and conditions pursuant Section 8. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided by the Committee. A “Restricted Stock Unit Award” is an award of Restricted Stock Units.

(p) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, or the Board, as the case may be, are owned directly or indirectly by the Company.

3.	Administration.

The Plan shall be administered by the Committee, or the Board, as the case may be, with respect to (i) any executive officer of the Company who currently is or is expected to be an officer of the Company required to report transactions in stock under Section 16 of the Exchange Act (an “Executive Officer”) and (ii) all other Eligible Employees. Except with respect to Executive Officers, the Board may at any time and from time to time, resolve to administer the Plan for all Eligible Employees and shall administer the Plan for Outside Directors. Subject to the provisions of the Plan, the Committee, or the Board, as the case may be, shall be authorized to:

(i)	select persons to participate in the Plan and determine eligibility for benefits under the Plan,

(ii)	determine the Fair Market Value of the Common Stock,

(iii)	determine the form, substance and size of Awards made under the Plan to each Participant, and the conditions and restrictions, if any, subject to which such Awards will be made,

(iv)	approve the form of Award Certificates used under the Plan,

(v)	certify that the conditions and restrictions applicable to any Award have been met,

(vi)	modify the terms of Awards made under the Plan including accelerating any vesting date of any previously-granted Awards, eliminating or waiving any restrictions on or conditions of such Awards, or otherwise adjusting any terms of such Awards,

(vii)	interpret the Plan and Awards made thereunder,

(viii)	make any adjustments necessary or desirable in connection with Awards made under the Plan to Eligible Employees located outside the United States, including, as appropriate, the establishment of sub-plans under which Awards may be crafted in response to the laws of foreign jurisdictions,

(ix)	take such action as are necessary or advisable for the Plan and the operation of the Plan to comply with the applicable requirements of Rule 16b-3 under the Exchange Act, and

(x)	adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.

Decisions of the Committee, or the Board, as the case may be, on all matters relating to the Plan shall be conclusive and binding on all parties.

The expenses of the Plan shall be borne by the Company.

4.	Shares Available for the Plan.

Subject to adjustments as provided in Section 15 hereof, 800,000 shares of Common Stock (“Plan Shares”) may be issued pursuant to the Plan.

If any Award of shares under the Plan expires unvested or is forfeited as to any shares, then such unvested or forfeited shares may thereafter be available for further grants under the Plan as the Committee, or the Board, as the case may be, shall determine.

5.	Eligible Participants.

Participation in the Plan shall be open to all Non-Employee Directors and Eligible Employees of the Company and its Subsidiaries (including individuals located outside the United States). No employee or director of the Company or any of its Subsidiaries shall have a claim to be granted any Award under the Plan. Nothing in the Plan or in any Award shall confer any right on a Participant to continue as a director or employee of the Company or shall interfere in any way with the right of the Company to terminate such employment or director service or to reduce the compensation or responsibilities of a Participant at any time. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Committee, or the Board, as the case may be.

Determinations made by the Committee, or the Board, as the case may be, under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. An Award of any type made hereunder in any one year to an Eligible Employee shall neither guarantee nor preclude a further grant of that or any other type to such Eligible Employee in that year or subsequent years.

6.	Restricted Stock.

Each Award Certificate for a Restricted Stock Award shall specify the applicable restrictions (such as vesting) on such shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee, or the Board, as the case may be), and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the Award. Until the end of the period(s) of time at which the restrictions shall lapse, the shares of restricted stock still subject to such restrictions shall remain subject to forfeiture.

The Participant will be required to pay the Company the aggregate par value of any shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such shares of restricted stock are treasury shares. Except as otherwise provided by the Committee, or the Board, as the case may be, during any period of restriction, the Participant shall have none of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote.

At such time as a Participant ceases to be a director or employee of the Company or any of its Subsidiaries for any reason, all shares of restricted stock granted to such Participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

7.	Director Awards.

The Board may grant Restricted Stock Awards, Restricted Stock Unit Awards, or a combination thereof, to Non-Employee Directors (“Director Awards”) in accordance with the Company’s policies on director compensation as determined by the Board. Such Awards shall be governed by the terms of Section 6 or Section 8, as applicable. In no event shall the total number of Plan Shares allocated to Director Awards exceed an aggregate of 200,000 shares.

8.	Restricted Stock Units.

Each Award Certificate for a Restricted Stock Unit Award shall specify the applicable restrictions (such as vesting) on such Restricted Stock Units, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee, or the Board, as the case may be), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Restricted Stock Units that are part of the Award. Until the end of the period(s) of time at which the restrictions shall lapse, the Restricted Stock Units still subject to such restrictions shall remain subject to forfeiture.

Except as otherwise provided by the Committee, or the Board, as the case may be, during any period of restriction, the Participant shall have none of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote.

At such time as a Participant ceases to be a director or employee of the Company or any of its Subsidiaries for any reason, all restricted stock units granted to such Participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

Restricted Stock Units are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and provisions of the Plan and Awards shall be interpreted in a manner intended to be consistent with Section 409A.

9.	Withholding Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, or the Board, as the case may be, a Participant may elect to deliver shares of Common Stock (or have the Company withhold shares deliverable upon grant or vesting of restricted stock or restricted stock unit) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the delivery of restricted stock upon grant or vesting, as the case may be, or in connection with the delivery of shares upon vesting of restricted stock units. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a Participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 9(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures established by the Committee, or the Board, as the case may be.

(b) Company Requirement. The Company may require, as a condition to any Award under the Plan, that the Participant make provision for the payment to the Company, either pursuant to Section 9(a) or this Section 9(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or a cash Award payment issued hereunder) otherwise due to a Participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of shares under the Plan.

10.	Award Certificate.

Each Participant to whom an Award is made under the Plan shall receive an Award Certificate from the Company that shall contain such provisions, including without limitation vesting requirements of the restricted stock or restricted stock units, consistent with the provisions of the Plan, as may be approved by the Committee, or the Board, as the case may be.

11.	Stockholder Rights.

No Participant shall have any rights as a stockholder of the Company as a result of the grant of an Award pending the actual delivery of shares subject to such Award to such Participant.

12.	Transferability.

Unless the Committee, or the Board, as the case may be, determines otherwise, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution; provided that, in the case of restricted stock or restricted stock units granted under the Plan, such restricted stock or restricted stock units, as the case may be, shall be freely transferable following the time at which such restrictions shall have lapsed and the restricted stock or restricted stock units, as applicable, have vested. All provisions of this Plan and any Award Certificate shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 12, and any transferee of any such Award shall be bound by all provisions of this Plan and any Award Certificate as and to the same extent as the applicable original Participant.

13.	Listing, Registration and Qualification.

The Company may, but is not obligated to, register or qualify the offering or sale of Plan Shares under the Securities Act or any other applicable state, federal or foreign law. Regardless of whether the offering and sale of Plan Shares have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such shares (including the placement of appropriate legends on stock certificates) if, in the sole and absolute discretion of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law. If the offering and/or sale of Plan Shares is not registered under the Securities Act and the Company determines that the registration requirements of the Securities Act apply but an exemption is available which requires an investment representation or other representation, the Participant shall be required, as a condition to acquiring such shares, to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Securities Act, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

14.	Substitute Awards.

The Committee, or the Board, as the case may be, may grant Awards under the Plan in substitution for similar awards held by employees of another entity who become employees of the Company or any of its Subsidiaries as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing entity. The Committee, or the Board, as the case may be, may direct that the substitute Awards be granted on such terms and conditions as the Committee, or the Board, as the case may be, considers appropriate in the circumstances.

15.	Adjustments.

In the event of a reorganization, recapitalization, spin-off or other extraordinary distribution, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee, or the Board, as the case may be, shall make such adjustment as it deems appropriate in the number and kind of shares of Common Stock or other property available for issuance under the Plan (including, without limitation, the total number of Plan Shares available for issuance pursuant to Section 4), in the number and kind of Restricted Stock Awards and Restricted Stock Unit Awards previously made under the Plan. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan.

In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee, or the Board, as the case may be, prior to such event, be assumed by the surviving or continuing corporation.

16.	Amendment and Termination of the Plan.

The Board of Directors, without approval of the Company’s stockholders, may amend or terminate the Plan, unless stockholder approval for any such amendment is required by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

17.	Amendment or Substitution of Awards under the Plan.

The terms of any outstanding Award under the Plan may be amended from time to time by the Committee, or the Board, as the case may be, in its sole and absolute discretion in any manner that it deems appropriate including, but not limited to, acceleration of the payments hereunder or of the date of lapse of restrictions on shares of restricted stock or restricted stock units, except that no such amendment shall adversely affect in a material manner any right of a Participant under an Award Certificate without his or her written consent. The Committee, or the Board, as the case may be, may, in its sole and absolute discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize rights under other Awards, or in exchange for the grant of new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Plan.

In the event that any acceleration of vesting of any Award and benefits otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this subsection would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Participant’s benefits hereunder shall be either (i) provided to such Participant in full, or (ii) provided to such Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.

18.	Commencement and Expiration Date.

The date of commencement of the Plan shall be June 30, 2009, subject to approval by the stockholders of the Company. Awards under the Plan may be granted before stockholder approval if made subject to stockholder approval. The Plan shall expire on June 30, 2019 and no Awards may be made under the Plan after that date, but no Award granted prior to such date shall be affected by the expiration of the Plan. Awards outstanding on the date of expiration, or any earlier termination of the Plan, shall continue to be governed by the terms and conditions of the Plan. Following stockholder approval of the Plan, no awards of restricted stock shall be granted by the Company under the Company’s 2006 Incentive Bonus Plan.

19.	Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

20.	Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

FUEL SYSTEMS SOLUTIONS, INC. ATTN: MICHAEL HELFAND 780 THIRD AVENUE, 25TH FLOOR NY, NY 10017

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Mariano Costamagna 02 Troy A. Clarke 03 Anthony Harris

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.								For	Against	Abstain
2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2015.							☐	☐	☐

3.	ADOPTION OF THE AMENDMENTS TO THE FUEL SYSTEMS SOLUTIONS, INC. 2009 RESTRICTED STOCK PLAN. To approve the adoption of the amendments to the 2009 Restricted Stock Plan.							☐	☐	☐

4.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. To approve, on an advisory basis, our 2014 executive compensation.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2014 Annual Report on Form 10-K is/are available at www.proxyvote.com.

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PROXY

FUEL SYSTEMS SOLUTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 27, 2015

The undersigned stockholder of Fuel Systems Solutions, Inc. (“Fuel Systems”) hereby nominates, constitutes and appoints Mariano Costamagna and Pietro Bersani, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of Fuel Systems which the undersigned is entitled to vote at the annual meeting of stockholders of Fuel Systems to be held at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036 on May 27, 2015 at 9:00 a.m. Eastern Time and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2015, “FOR” THE ADOPTION OF THE AMENDMENTS TO THE FUEL SYSTEMS SOLUTIONS, INC. 2009 RESTRICTED STOCK PLAN, AND “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR 2014 EXECUTIVE COMPENSATION. THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side